EXHIBIT A

                  Funds of First Trust Exchange-Traded Fund IV

                             as of August 13, 2019


First Trust North American Energy Infrastructure Fund

First Trust Tactical High Yield ETF

First Trust Senior Loan Fund

First Trust Strategic Income ETF

First Trust Enhanced Short Maturity ETF

First Trust Low Duration Opportunities ETF

First Trust Long Duration Opportunities ETF

First Trust EIP Carbon Impact ETF